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                                                                    Exhibit 99.2


NEW RELEASE                                                  [FLAG TELECOM LOGO]
FOR IMMEDIATE RELEASE



      FLAG TELECOM APPOINTS PETER O'DONOGHUE ACTING CHIEF FINANCIAL OFFICER
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                           TO REPLACE LARRY BAUTISTA
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London, 3 July 2001: FLAG Telecom (Nasdaq: FTHL; LSE: FTL), a leading global network services provider and independent carriers' carrier, today announced that Peter O'Donoghue has been appointed Acting Chief Financial Officer to replace Larry Bautista who will be leaving the company in August to pursue other interests.

Mr O'Donoghue is a partner in Deloitte & Touche's Telecommunications Group and will remain as Acting CFO until a replacement for Mr Bautista is appointed. The company is currently actively engaged in a search process.

Andres Bande, Chairman and Chief Executive Officer of FLAG Telecom, said, "On behalf of the Board of Directors of FLAG Telecom, I want to express our appreciation for Larry's contribution to FLAG Telecom's success. We wish him a successful and prosperous future."

"I have had seven enjoyable and rewarding years with FLAG Telecom." said Larry Bautista, "It has been a privilege to work with Andres Bande and the senior management team and I believe the company is well positioned for the future."

FLAG Telecom has achieved sequential growth in revenues on a quarter on quarter basis since its IPO in February 2000. In the first quarter of 2001 revenues were up 51% over the same quarter in 2000 and showed their fifth sequential quarterly increase. The company has also achieved a positive EBITDA position one year ahead of plan. As at 31 March 2001, the company had cash on hand of approximately $1.0bn and total debt of approximately $1.1bn.


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ABOUT FLAG TELECOM

FLAG Telecom is a leading global network services provider and independent carriers' carrier providing an innovative range of products and services to the international carrier community, ASPs and ISPs across an international network platform designed to support the next generation of IP over optical data networks. FLAG Telecom has the following cable systems in operation or under development: FLAG Europe-Asia; FLAG Atlantic-1; FLAG North Asian Loop, and FLAG Pacific-1. Leveraging this unique network, FLAG Telecom's Network Services business markets a range of managed bandwidth and value added services targeted at carriers, ISPs, and ASPs worldwide. Principal shareholders are: Verizon Communications Inc., Dallah Al Barakah Group (Saudi Arabia) and Tyco International Ltd. For further information, visit www.flagtelecom.com
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FOR FURTHER INFORMATION, CONTACT:

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MEDIA:                                      INVESTORS:
Ben Banta, Corporate Communications         Catherine Nash, Director, Investor Relations
Tel: +44 20 7478 9745                       Tel: +44 (0) 20 7317 0894
E-mail: bbanta@flagtelecom.com              E-mail: cnash@flagtelecom.com
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Statements contained in this Press Release, which are not historical facts, may be forward-looking statements, as the term is defined in the Private Securities
Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, those discussed in documents the Company files from time to time with the Securities and Exchange Commission, including the annual report on
Form 10-K for the fiscal year ended December 31 2000. The Company cautions readers not to rely on forward-looking statements. The Company disclaims any intent or obligation to update these forward-looking statements.